Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nova LifeStyle, Inc. on Form S-3 of our report dated March 26, 2015, with respect to our audits of the consolidated financial statements of Nova LifeStyle, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 appearing in the Annual Report on Form 10-K of Nova LifeStyle, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum Bernstein & Pinchuk LLP
New York, NY July 20, 2015

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